EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of this 1st day of July, 2004 by and between H. N. Padget, a resident of the State of Georgia ("Employee") and CNB Holdings, Inc., a Georgia bank holding company, and First Capital Bank, CNB Holdings, Inc.'s wholly-owned subsidiary, both in its own right and, as of the execution date of this Agreement, the successor to Chattahoochee National Bank (the "Bank") (collectively, CNB Holdings, Inc. and the Bank are referred to as "CNB").

                                   WITNESSETH:

     WHEREAS,  Employee  is  currently  an  executive  officer  of  CNB;  and

     WHEREAS, CNB and Employee have entered into an employment agreement as of November 1, 1997 (the "1997 Contract"); and

     WHEREAS, CNB and Employee each desire to modify the 1997 Contract by amending and restating the 1997 Contract in its entirety as set forth herein; and WHEREAS, CNB and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of said relationship.

     NOW, THEREFORE, in consideration of the employment of Employee by CNB, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. Employment and Duties. CNB hereby employs Employee to serve as President and Chief Executive Officer and to perform such duties and responsibilities as customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote his full time and effort to his duties hereunder.

     2. Term. The period of Employee's employment under this Agreement shall be deemed to have commenced as of the date of this Agreement and shall continue until the earlier of (i) January 31, 2006, unless the Employee dies before January 31, 2006, in such case the period of employment shall continue until the end of the month of such death, or (ii) any termination as provided for in Section 12 herein.

     3. Compensation. For all services to be rendered by Employee during the term of this Agreement, CNB agrees to pay Employee in accordance with the terms outlined in Exhibit A, less applicable withholdings.

     4. Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by CNB of, all reasonable expenses which are consistent with the normal policy of CNB in the performance of Employee's duties hereunder, provided that Employee accounts for such expenses in writing.

     5. Employee Benefits. So long as Employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit programs covering the Employee's employment and duties as described in Exhibit A of this Agreement, if any, provided and paid for by CNB for its employees generally. 6. Vacation. Employee shall be entitled to a vacation in accordance with CNB's vacation policy in effect at the time the vacation is to be taken for the number of days described in Exhibit A of this Agreement.

     7. Confidentiality. In Employee's position as an employee of CNB, Employee has had and will have access to confidential information, trade secrets and other proprietary


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


information of vital importance to CNB and has and will also develop relationships with customers, employees and others who deal with CNB which are of value to CNB. CNB requires as a condition to Employee's employment with CNB that Employee agrees to certain restrictions on Employee's use of the proprietary information and valuable relationships developed during Employee's employment with CNB. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

          7.1 CNB and Employee mutually agree and acknowledge that CNB may entrust Employee with highly sensitive confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall bear a fiduciary responsibility to CNB to protect such information from use or disclosure that is not necessary for the performance of Employee's duties hereunder, as an essential incident of Employee's employment with CNB.

          7.2 For the purposes of this Section 7, the following definitions shall apply:

               7.2.1 "TRADE SECRET" shall mean the identity of customers of CNB, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of CNB) and which is defined as a "trade secret" under Georgia law pursuant to the Georgia Trade Secrets Act.

               7.2.2 "CONFIDENTIAL INFORMATION" shall mean any data or information, other than Trade Secrets, which is material to CNB and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of CNB (as hereinafter defined), the details of this Agreement, CNB's business plans and financial statements and projections, and the costs of the services CNB may offer or provide to the



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

customers they serve, to the extent such information is material to CNB and not generally known by the public.

               7.2.3 "BUSINESS OPPORTUNITIES" shall mean any specialized information or plans of CNB concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether CNB has contacted or communicated with such target person or business.

               7.2.4 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

               (i) that is or becomes generally known to the public;

               (ii) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;

               (iii) that Employee obtains from an independent source having a bona fide right to use and disclose such information;

               (iv) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or

               (v) that CNB Holdings, Inc.'s Board of Directors approves for release.


          7.3 Employee shall not, without the prior approval of CNB Holdings, Inc.'s Board of Directors, during his employment with CNB and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of CNB to use, disclose, or gain access to, any


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

Trade Secrets of CNB Holdings, Inc., its subsidiaries or affiliates, or of any other person or entity making Trade Secrets available for CNB's use.

          7.4 Employee shall not, without the prior written consent of CNB, during his employment with CNB and for a period of two (2) years thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by CNB to use, disclose, or gain access to, any Confidential Information or Business Opportunities to which the Employee obtained access by virtue of his employment with CNB, except as provided in Section 7.2 of this Agreement.


     8. Observance of Security Measures. During Employee's employment with CNB, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunities of CNB. With respect to the requirement under Sections 7.3 and 7.4 that Employee may not "negligently permit" disclosure of, or access to, Confidential Information or Business Opportunities to unauthorized persons, Employee's compliance with the security measures of CNB referenced in this Section 8 shall be sufficient to satisfy that threshold of duty relating to negligent conduct for the period of Employee's active employment with CNB.

     9. Return of Materials. Upon the request of CNB and, in any event, upon the termination of his employment with CNB, Employee shall deliver to CNB all memoranda, notes, records, manuals or other documents, including all copies of such materials, pertaining to the performance of Employee's services hereunder or containing Trade Secrets, Confidential Information or Business Opportunities, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with CNB.

     10. Severability. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall be construed as covenants independent of one another and


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

distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between CNB and Employee, and that the existence of any claim, suit or action by Employee against CNB, whether predicated upon this or any other agreement, shall not constitute a defense to CNB's enforcement of any covenant contained in Sections 7 through 9 of this Agreement.

     11. Specific Performance. Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 of this Agreement shall survive any termination of employment, as applicable, with or without Cause (as hereinafter defined), at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee's breach of any covenant contained in Sections 7 through 9 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that CNB shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to CNB in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

     12. Termination. During the term of this Agreement, employment, including without limitation, all compensation, salary, expenses, reimbursement, and employee benefits may be terminated as follows:

          12.1 At the election of CNB for Cause in which case only compensation due and payable through the effective date of termination shall be owed to the Employee;

          12.2 At Employee's election, upon CNB's breach of any material provision of this Agreement, CNB shall pay immediately to Employee compensation due and payable through the effective date of termination plus an amount equal to twelve (12) months of

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

Employee's existing base salary plus the cost of medical, hospitalization and term life insurance;

          12.3 "Cause" shall mean (i) conduct by Employee that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of his duties hereunder; (ii) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony; or (iii) initiation of suspension or removal proceedings against Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time. No termination for Cause shall be effective unless it is approved by a two-thirds (2/3) vote of CNB Holdings, Inc.'s Board of Directors, excluding the vote, if any, of Employee;

          12.4 Upon Employee's death, or at the election of either party, upon Employee's disability resulting in inability to perform the duties described in
Section 1 of this Agreement for a period of ninety (90) consecutive days as determined by CNB Holdings, Inc.'s Board of Directors in its sole discretion in either case only compensation due and payable through the effective date of termination shall be owed to the Employee;

          12.5 By CNB without Cause in which case CNB shall pay to Employee as Employee's sole remedy hereunder an amount equal to twelve (12) months of Employee's existing base salary plus the cost of medical, hospitalization and term life insurance; or

          12.6 By CNB without Cause following a Change of Control (as hereinafter defined) of CNB in which case CNB shall pay to Employee as Employee's sole remedy hereunder the amount specified in Section 12.7. For purposes of this Agreement, the term "Change in Control" shall mean:


               12.6.1 an event whereby the individuals constituting the Board of Directors of CNB Holdings, Inc. (the "CNB Board") as of May 28, 2004 (the "Beginning CNB Board") cease for any reason to constitute at least a majority of the CNB Board, provided that a director elected by or on the recommendation of the Beginning CNB Board shall be deemed to be a member of the Beginning CNB Board, excluding for this purpose, any director whose assumption of office occurs as a result of an actual or threatened election contest or proxy contest with respect to the election or removal of directors; or

               12.6.2 the acquisition of more than 50% of CNB Holdings, Inc. outstanding common stock or equivalent voting power of any class or classes of outstanding securities of CNB Holdings, Inc. entitled to vote in the elections of directors by any corporation or other person or persons acting in concert as described in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended; or

               12.6.3 an event whereby CNB Holdings, Inc. becomes a subsidiary of another corporation or is merged or consolidated into another corporation and
(i) less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of CNB Holdings, Inc. immediately before such acquisition, merger or consolidation; (ii) a person or entity (excluding any corporation resulting from such business combination or any employee benefit plan or related trust of CNB Holdings, Inc. or such resulting corporation) beneficially owns or controls more than 50% of the combined voting power of the then outstanding securities of such corporation, except to the extent that such ownership existed prior to the business combination; or (iii) less than a majority of the members of the board of directors of the corporation resulting from



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

such business combination were members of the CNB Board at the time of the execution of the initial agreement for such merger or consolidation; or

               12.6.4 an event whereby substantially all of the assets of CNB Holdings, Inc. shall be sold to another entity other than a sale to a wholly-owned subsidiary of CNB Holdings, Inc.; or


               12.6.5 the sale or transfer of any of the stock or substantially all of the assets of the Bank regardless of the form of the transaction, other than a sale or transfer to a wholly-owned subsidiary of CNB Holdings, Inc.

          12.7. In the event of a Change in Control, if CNB terminates Employee without Cause, or if CNB takes any action specified in Section 12.8 of this Agreement during the term of this Agreement following the date of occurrence of a Change in Control ("Termination of Employment"), CNB shall pay to Employee in addition to and not in lieu of any other payments required in this Agreement (provided, however, that the amounts in this Section 12.7 shall be paid in lieu of and not in addition to other payments required in other subsections of this
Section  12), a lump sum cash payment in an amount equal to the product of three
(3) multiplied by the sum of Employee's annual base salary and the cost of medical, hospitalization and term life insurance coverages for the fiscal year(s) during the term of this Agreement for which such annual base salary and cost of coverages were highest. The payment provided for in this Section 12.7 shall be due and payable to Employee within 30 days after the date of Termination of Employment. In no event shall payment(s) described in this
Section 12.7 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the "Code"). Therefore, if the aggregate present value
(determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other


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

payments to the Employee in the nature of compensation which are contingent on a change in ownership or effective control of CNB or in the ownership of a substantial portion of the assets of CNB (the "Aggregate Severance") would result in a "parachute payment," as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Employee's "base amount" for the "base period," as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section 12.7, the Employee shall be entitled to determine which portions of the Aggregate Severance are to be reduced so that the Aggregate Severance satisfies the limit set forth in the preceding sentence.

          12.8 During the remaining term of this Agreement following the effective date of a Change in Control, if CNB takes any of the following actions, such action shall be deemed to be a termination without Cause. Those actions are: (i) (a) any reduction in Employee's base salary then in effect; (b) any material reduction in bonus opportunity to the extent such reduction in bonus opportunity is not applied generally to the executive employees of CNB and all of its affiliates or, if applicable, CNB's successor and all of its affiliates; or (c) any material reduction in perquisites to the extent such reduction in perquisites is not applied generally to the executive employees of CNB and all of its affiliates or, if applicable, CNB's successor and all of its affiliates; (ii) a material change in Employee's status, offices, titles, reporting requirements, lending authority, duties or responsibilities with CNB;
(iii) a failure by CNB to increase Employee's base salary annually in accordance with an established procedure; or (iv) due to CNB's requirement that Employee relocate more than 50 miles from the main office of the Bank based on its location immediately prior to the effective date of the Change in


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

Control. In any such event, Employee shall be entitled to all payments provided for in Section 12.7 of this Agreement.

     13. Notice. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:


     CNB:                             First Capital Bancorp, Inc.
                                      3320 Holcomb Bridge Road
                                      Suite A
                                      Norcross, Georgia 30092
                                      Attn: David R. Hink

     With a copy to:                  Powell Goldstein LLP
                                      Fourteenth Floor
                                      1201 West Peachtree Street, NW
                                      Atlanta, Georgia 30309-3488
                                      Attn: Kathryn L. Knudson

     Employee:                        H. N. Padget, Jr.
                                      170 Willow Way
                                      Roswell, Georgia 30076

     With a copy to:                  Robert J. Kaufman
                                      8215 Roswell Road, Building 800
                                      Atlanta, Georgia 30350

     14.     Covenant  Not  to  Solicit.

          14.1 For purposes of this Section 14, CNB and Employee conduct the following business in the following territories:

               14.1.1 CNB is engaged in the business of transacting business as a bank holding company with subsidiary bank(s), which accept deposits, make loans, cash checks and otherwise engage in the business of banking ("Business of CNB").

               14.1.2 CNB (through its subsidiaries) actively conducts the Business of CNB in the geographic areas described in Section 14.1.3.


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

               14.1.3 Employee has established business relationships and performs the duties described in Section 1 of this Agreement in the geographic area covered by Cobb County, Georgia; Dekalb County, Georgia north of U.S. Interstate I-20; Forsyth County, Georgia; Fulton County, Georgia north of U.S. Interstate I-20; and Gwinnett County, Georgia.

          14.2 Employee agrees that both during the term of this Agreement and for a period of twelve (12 months) after the termination of this Agreement for any reason, except for a material breach by CNB under Section 12.2 of this Agreement, Employee will not (except on behalf of or with the prior written consent of CNB), within such geographic area as described in Section 14.1.3, on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate any business from any of CNB's customers, including prospective customers actively sought by CNB, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by CNB in its conduct of the Business of CNB.

          14.3 Employee agrees that both during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement for any reason, Employee will not enter into, and will not participate in, any plan or arrangement to cause any employee of CNB to terminate his or her employment with CNB, and, Employee further agrees that for a period of at least twelve (12) months after the termination of employment by any employee of CNB, Employee will not hire such employee in connection with any business initiated by Employee or any other person, firm or corporation. Employee further agrees that information as the capabilities of CNB's employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to CNB.


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

          14.4 The covenants contained in this Section 14 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto. The existence of any claim or cause of action by Employee against CNB, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by CNB of said covenants.

     15.     Miscellaneous.

          15.1 This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by CNB, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

          15.2 This Agreement shall be governed by the laws of the State of Georgia.

          15.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

          15.4 Time is of the essence in this Agreement.

          15.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

          15.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.


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

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.



/s/ Carole J. Hollier                      /s/ H. N. Padget           (SEAL)
------------------------                    ----------------------------
Witness                                     H. N. Padget


ATTEST:

                                           FIRST CAPITAL BANCORP,  NC.,
                                           formerly known as CNB HOLDINGS, INC.


By   /s/ Catherine  Duncan                 By:  /s/  David R. Hink
    -----------------------                   -------------------------------
    Secretary                                 Chairman of the Board


(CORPORATE SEAL)


                                           FIRST CAPITAL BANK

By:  /s/  Catherine  Duncan                By:  /s/ W. H. Groce, Jr.
     ----------------------                    ------------------------------
     Secretary                                 Chairman of Compensation &
                                               Governance Committee

(BANK SEAL)

                                    EXHIBIT A
                                    ---------

                              Employee Compensation
                              ---------------------


SALARY:
Period                Annual Salary Rate
------                ------------------

7/04-12/04                 $180,000
1/05-12/05                 $180,000


2004 ANNUAL PERFORMANCE BONUS

For the 2004 calendar year and payable in January 2005, Employee's Annual Performance Bonus will be based on the criteria set forth below with the target bonus being $120,000, weighted as follows:

Bank Earnings:                            50%     ($60,000)
Merger Integration by Sept. 30, 2004      15%     ($18,000)
Strategic Initiatives:                    15%     ($18,000)
Leadership and Value Creation:            20%     ($24,000)

A.     BANK EARNINGS

The 2004 Annual Performance Bonus calculated on bank earnings is based on the performance of the Bank meeting a targeted Return on Earnings Before Taxes ("EBT") for the last six (6) months of 2004, as calculated and determined in accordance with generally accepted accounting principals by the Bank's independent certified public accountants, as set forth below:

                                   EXAMPLE WITH
                                   TARGET BUDGET         ACTUAL
                                   --------------   -------------------
              PROJECTED EBT         $2,289,150     Actual last 6 months
              Bonus of 2.5%                        Actual EBT X 2.5%
              Bonus Annualized         $59,800
              Bonus for 6 months       $29,900

For purposes of this Agreement: (i) EBT shall exclude any gains or losses on investment securities as required by Statement of Financial Accounting Standards No. 115; and (ii) EBT shall be determined after subtracting the sum of any amount paid to or for the benefit of Employee hereunder and all other bonuses and compensation paid to Bank's employees for such period.

B.     MERGER INTEGRATION

The 2004 Annual Performance Bonus based on Merger Integration is based on the successful integration of the operation of First Capital Bank and Chattahoochee National Bank into one well functioning unit, by a date to be determined based on input from the integration teams, as set forth below:

 Successful integration by:        Bonus
 --------------------------        -----

     September 30, 2004          $ 18,000
     October 30,2004             $  9,000
     November 30, 2004           $  3,000
-
C.     STRATEGIC INITIATIVES

The 2004 Annual Performance Bonus based on Strategic Initiatives is based on the Employee accomplishing major new initiatives as determined by the Compensation Committee of CNB Holdings, Inc.'s Board of Directors in its sole discretion. Currently, the recruitment of C&I Team Leaders and Producers are the 2004 initiatives and the bonus structure is set forth below:

       Successful Recruitment of:                  Bonus
       --------------------------                  -----

   One Team Leader with Production Team           $  6,000
   Two Team Leaders with Production Team          $ 12,000
   Three Team Leaders with Production Team        $ 18,000
   Four Team Leaders with Production Team         $ 24,000

For the purposes of this Agreement, Team Leaders must be "A" quality lenders with a demonstrated performance record in one of CNB's target markets and approved by the Compensation Committee. Producers must be bankers of proven reputation and production, as determined and approved by the Compensation Committee. Further, to count as a successful recruitment, the recruit must commit to employment with CNB during the 2004 calendar year and be on the payroll of CNB no later than February 15, 2005.

D.     LEADERSHIP AND VALUE CREATION

The 2004 Annual Performance Bonus based on Leadership and Value Creation is based on criteria to be determined by the Compensation Committee of CNB Holdings, Inc.'s Board of Directors in its sole discretion, and communicated in writing to the Employee. Leadership and shareowner value creation will be the primary standards. The amount of bonus may vary plus or minus twenty percent (20%) around the target of $24,000. Specific factors and methods will be determined by the Compensation Committee of CNB Holdings, Inc.'s Board of Directors based on performance and activities during the last six months of 2004.

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2005 ANNUAL PERFORMANCE BONUS PLAN

For the 2005 calendar year and payable in January, 2006, Employee's Annual Performance Bonus will be determined on the basis of the degree of achievement of performance goals which shall be established by the Compensation Committee of CNB Holdings, Inc.'s Board of Directors in its sole discretion, and which goals shall be stated in terms of the attainment of specified target levels of ROE and certain strategic initiatives. Such performance goals shall be in writing and communicated to the Employee

AUTO ALLOWANCE: CNB will provide for Employee's use a late model luxury automobile and will reimburse Employee for the costs of its operations and normal maintenance, such use and reimbursement not to exceed $1,000 per month in the aggregate.

CLUB  MEMBERSHIP:  Country  Club  of  Roswell  then  monthly  dues.

DISABILITY INSURANCE: CNB will reimburse Employee up to $158 for disability insurance premiums.

MEDICAL, HOSPITALIZATION AND TERM LIFE INSURANCE: CNB will reimburse Employee up to $600 for medical, hospitalization and term life insurance premiums.

VACATION: Employee will be entitled to twenty-five (25) paid time off days per calendar year.

2006 ANNUAL PERFORMANCE BONUS PLAN

For the 2006 calendar year, Employee's Annual Performance Bonus, if any, shall be established at a later date by the Compensation Committee of CNB Holdings, Inc.'s Board of Directors in its sole discretion. Such performance goals shall be in writing and communicated to the Employee.